As filed with the Securities and Exchange Commission on April 10, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GAMESTOP CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-2733559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
625 Westport Parkway
Grapevine, Texas 76051
(817) 424-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Richard Fontaine
GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051
(817) 424-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Jay M. Dorman, Esq.
(212) 541-2000
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Amount to be registered/Proposed maximum offering price
Title of Class of	per unit/Proposed maximum offering price/Amount of
Securities to be Registered	Registration Fee
Senior Debt Securities and Subordinated Debt Securities	(1)
Preferred Stock, $.001 par value	(1)
Class A Common Stock, $.001 par value(2)	(1)
Class B Common Stock, $.001 par value(2)	(1)
Subscription Rights	(1)
Warrants	(1)
Stock Purchase Contracts	(1)
Depositary Shares(3)	(1)
Stock Purchase Units(4)	(1)

(1)	An indefinite aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all registration fees, except for $33,500 which has already been paid with respect to proposed $284,326,481 maximum aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-128960, and were not sold thereunder.

(2)	Each share of Class A common stock and Class B common stock includes one right attached to such share which will entitle the registered holder to purchase from the Registrant one one-thousandth of a share of Series A junior preferred stock.

(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

(4)	Each stock purchase unit will be issued under a stock purchase unit agreement or indenture and will represent an interest in two or more debt securities, warrants or stock purchase contracts, which may or may not be separable from one another.

     PROSPECTUS
GAMESTOP CORP.
Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Class A Common Stock
Class B Common Stock
Subscription Rights
Warrants
Stock Purchase Contracts
Depositary Shares
Stock Purchase Units

     We may offer and sell, from time to time, one or any combination of the securities we describe in this prospectus. The debt securities may be convertible into or exchangeable for our Class A common stock, Class B common stock or our other securities, or debt or equity securities of one or more other entities. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities.
     You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.
     We or some our stockholders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.
     Our Class A common stock and Class B common stock are traded on the New York Stock Exchange under the symbols “GME” and “GME.B”, respectively. Any Class A common stock or Class B common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, we may offer and sell from time to time, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.
     Our principal executive offices are located at 625 Westport Parkway, Grapevine, Texas 76051, and our telephone number is (817) 424-2000. Our internet address is www.gamestop.com.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 10, 2006.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. These securities are not being offered for sale in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
     We refer to GameStop Corp. in this prospectus as “GameStop,” the “Company” or “we,” “us,” “our” or comparable terms.
     Information contained in our web site does not constitute part of this prospectus.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
GAMESTOP CORP.
     GameStop is the world’s largest retailer of video game products and PC entertainment software. We sell new and used video game hardware, video game software and accessories, as well as PC entertainment software, and related accessories and other merchandise. As of January 28, 2006, we operated 4,490 stores in the United States, Australia, Canada and Europe, primarily under the names GameStop and EB Games. We also operate electronic commerce websites under the names gamestop.com and ebgames.com and publish Game Informer, the largest circulation multi-platform video game magazine in the United States, with approximately 1.9 million subscribers.
     GameStop is a holding company that was created to facilitate the combination of GameStop Holdings Corp. (f/k/a GameStop Corp.) (“Historical GameStop”) and Electronics Boutique Holdings Corp. (“EB”). On April 17, 2005, Historical GameStop and EB entered into a merger agreement pursuant to which, effective October 8, 2005, separate subsidiaries of GameStop were merged with and into Historical GameStop and EB, respectively, and Historical GameStop and EB became wholly-owned subsidiaries of GameStop (the “mergers”). Our Class A common stock and our Class B common stock are traded on the New York Stock Exchange under the symbols GME and GME.B, respectively.
     Our principal executive offices are located at 625 Westport Parkway, Grapevine, Texas 76051, and our telephone number is (817) 424-2000. Our internet address is www.gamestop.com.
FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference contain and refer to forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:
•	our reliance on suppliers and vendors for sufficient quantities of their products and for new product releases;

•	economic conditions affecting the electronic game industry;

•	the competitive environment in the electronic game industry;

•	our ability to open and operate new stores;

•	our ability to attract and retain qualified personnel;

•	the impact and costs of litigation and regulatory compliance;

•	the risks involved in our international operations;

  • our ability to successfully integrate the operations of Historical GameStop and EB and manage the combined operations of the Company;
  • the cost savings and other synergies from the mergers may not be fully realized or may take longer to realize than expected; and
  • other factors described in our Annual Report of Form 10-K for the fiscal year ended January 28, 2006, including those set forth under the caption, “Item 1A. Risk Factors.”
     In some cases, forward-looking statements can be identified by the use of terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “will,” “should,” “seeks,” “pro forma” or similar expressions. These statements are only predictions based on current expectations and assumptions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.
     Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances contained in this prospectus and the documents incorporated by reference herein may not occur, causing actual results to differ materially from those anticipated or implied by our forward-looking statements.
WHERE YOU CAN FIND MORE INFORMATION
     We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. Our SEC filings may be found at the SEC’s web site at http://www.sec.gov. You may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, we make available on our website (http://www.gamestop.com), under “Investor Relations — SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such material with the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC after the date of this prospectus and until the termination of this offering under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
1.	The description of the Class A common stock, class B common stock and Preferred Stock Preference Rights contained in the Company’s Registration Statement on Form 8-A filed October 3, 2005, including any amendment or report filed with the SEC for the purpose of updating such description; and

2.	The Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed on April 3, 2006.
     Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2 or Item 7 of Form 8–K.

     We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:
GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051
(817) 424-2800
Attn: Investor Relations
USE OF PROCEEDS
     Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for working capital and general corporate purposes. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.
DIVIDEND POLICY
     We do not intend to pay dividends on our Class A common stock or Class B common stock for the foreseeable future.
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
     Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference.
     We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, earnings are defined as income before income taxes, plus fixed charges. Fixed charges are defined as interest expense, including amortization of debt discount and expense related to indebtedness plus an estimated interest portion of rental expense.
     We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock.
DESCRIPTION OF SECURITIES WE MAY OFFER
DEBT SECURITIES
     This section contains a description of the general terms and provisions of the debt securities to which any prospectus supplement may relate. Particular terms of the debt securities offered by any prospectus supplement and the extent to which these general provisions may apply to any series of debt securities will be described in the relevant prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture (as defined below) covering the debt securities. You should review the Indenture that is filed as an exhibit to the registration statement of which this prospectus forms a part for additional information.
     We may issue debt securities from time to time in one or more series. Senior debt securities and/or subordinated debt securities may be issued under an Indenture, as amended or supplemented from time to time, between us, the Subsidiary Guarantors and a trustee to be named therein (the “Indenture”). Any modification to the terms applicable to any debt securities will be described in the relevant prospectus supplement. The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summarizes certain general terms and provisions of the debt securities. Each time we offer debt securities, the prospectus supplement relating to that offering will describe the terms of the debt securities we are offering.
     Definitions of certain terms are set forth under “— Certain Definitions” and throughout this description. For purposes of this section, references to the “Company,” “we,” “us” and “our” include only GameStop Corp. and not its Subsidiaries. Capitalized terms used in this summary of the debt securities have the meanings specified in the Indenture.
General
     The debt securities will be our unsecured obligations. The indebtedness represented by (i) senior unsecured debt securities will rank pari passu with all of our other unsecured and unsubordinated indebtedness and (ii) subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. Unsecured debt securities will be effectively junior to any existing or future secured debt, and all of our debt securities will be effectively junior to any existing and future liabilities of our subsidiaries.
     The Indenture will provide for the issuance by us from time to time of debt securities in one or more series. The Indenture will set forth the specific terms of any series of debt securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to that series.
     You should refer to the prospectus supplement relating a particular series of debt securities for a description of the following terms of the debt securities offered thereby and by this prospectus:
•	the form and title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which we will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

•	the currency, currencies or currency units in which we will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America and the manner of determining the equivalent in U.S. currency;

•	if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•	if the principal of or any premium or interest on any debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the debt securities’ principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

•	any covenants, in addition to those described under “—Certain Covenants;”

•	the applicability of the provisions described in the section of this prospectus captioned “—Defeasance and Covenant Defeasance;”

•	if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned “—Book-Entry Securities,” the depository we appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

•	any other terms of the debt securities.
     One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that is below market rates at the time of issuance. One or more series of debt securities may be floating rate debt securities which are exchangeable for fixed rate debt securities. We may describe certain federal income tax consequences and special considerations, if any, applicable to each series of debt securities in the prospectus supplement relating thereto.
Guarantees
     The Subsidiary Guarantors will jointly and severally guarantee, on an unsecured senior basis, our obligations under the debt securities. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee of the debt securities will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.
     If a Subsidiary Guarantee was rendered voidable, it could be subordinated by a court to all other Debt (including Guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such Debt, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero.
     The Subsidiary Guarantee of a Subsidiary Guarantor will be released upon the sale or other disposition (including by way or consolidation or merger) of the Subsidiary Guarantor in compliance with the covenant described under “—Consolidation, Merger and Sale of Assets.”
Certain Covenants
     Limitation on Liens. We will not, and will not permit any of our Significant Subsidiaries to, Incur or suffer to exist any Lien (other than any Permitted Lien) on Property owned on the date of the Indenture or thereafter acquired to secure Debt without making, or causing such Significant Subsidiary to make, effective provision for securing the debt securities (and, if the Company so determines, any other Debt of the Company which is not subordinate to the debt securities or the applicable Subsidiary Guarantee) equally and ratably with such Debt as to such Property so long as such Debt is so secured.
     Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Significant Subsidiary, to enter into any Sale and Leaseback Transaction unless the Company or such Significant Subsidiary would be entitled to Incur a Lien to secure Debt in an amount equal to the Attributable Value of the Sale and Leaseback Transaction in accordance with the “—Limitation on Liens” covenant above, without equally and ratably securing the debt securities or the applicable Subsidiary Guarantee.
Certain Definitions
     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.
     “Attributable Value” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from such initial term date to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the lesser of: (1) the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges and (2) in the case of any lease which is terminable by the lessee upon the payment of a penalty, the net amount calculated pursuant to (1) but adjusted to also include the amount of such penalty and to exclude any rent which would otherwise be required to be paid under such lease subsequent to the first date upon which it may be so terminated.
     “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.
     “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including preferred stock, but excluding any debt security convertible or exchangeable into such equity interest.
     “Consolidated Net Tangible Assets” of a Person and its Subsidiaries means the sum of the Tangible Assets of such Person and its Subsidiaries after deducting all current liabilities and eliminating inter-company items, all determined in accordance with GAAP, including appropriate deductions for any minority interest in Tangible Assets of such Subsidiaries after deducting all current liabilities of such Subsidiaries as determined in accordance with GAAP.
     “GAAP” means generally accepted accounting principles in the United States of America, which were in effect on the date of the Indenture.
     “Debt” means, with respect to any Person on any date of determination (without duplication):
•	the principal of and premium (if any) in respect of:

•	debt of such Person for money borrowed, and

•	debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable , directly or indirectly, as obligor, guarantor or otherwise;

•	all Capital Lease Obligations of such Person and the Attributable Value relating to the Sale and Leaseback Transactions entered into by such Person; and

•	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit).
     “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

     “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).
     “Payment Default” means, with respect to any Debt, a failure to pay the principal of such Debt at its Stated Maturity after giving effect to any applicable grace period provided in the instrument(s) governing such Debt.
     “Permitted Liens” means:
•	Liens in respect of Debt existing at the date of the Indenture;

•	Liens on Property existing at the time of acquisition thereof;

•	Liens to secure the payment of all or any part of the purchase price of Property or any addition thereto or to secure any indebtedness incurred at the time of, or within 120 days after, the acquisition of such Property or any addition thereto for the purpose of financing all or any part of the purchase price thereof; provided that any such Lien may not extend to any Property of the Company or any Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

•	Liens on Property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary or at such Person becomes a Subsidiary;

•	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights;

•	Liens for taxes or assessments or other governmental charges or levies (including, without limitation, Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business), Liens imposed by law for sums not due or sums being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP, and Liens securing reimbursement obligations with respect to trade letters of credit, bankers’ acceptances and sight drafts Incurred in the ordinary course of business which encumber documents and other Property relating to such trade letters of credit, bankers’ acceptances and sight drafts;

•	Liens to secure obligations under workers’ compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

•	Liens created by or resulting from any litigation or other proceedings being contested by the Company or a Subsidiary, including Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens Incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party;

•	Liens to secure obligations under the Senior Credit Facility;

•	Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business; easements, rights of way, zoning and similar restrictions, reservations, restrictions or encumbrances in respect of real property (or leases or subleases of real property) or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries; licenses of patents, trademarks and other intellectual property rights granted in the ordinary course of business;

•	Liens arising out of conditional sale, retention, consignment or similar arrangements, Incurred in the ordinary course of business, for the sale of goods;

•	Liens on Property of any Foreign Subsidiary;

•	Liens existing on the date of the Indenture not otherwise described in the bullet points above;

•	Liens not otherwise described by the bullet points above on the Property of any Subsidiary that is not a Subsidiary Guarantor;

•	Liens not otherwise permitted by the bullet points above securing Debt or other obligations permitted under the Indenture at any time outstanding not to exceed 5% of the Consolidated Net Tangible Assets of the Company, determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed or furnished; and;

•	Liens to secure any Refinancing (or successive Refinancings), in whole or in part, of any Debt secured by Liens referred to in the foregoing bullet points so long as such Liens do not extend to any other Property and the Debt so secured is not increased.
     “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.
     “Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or such Significant Subsidiary transfers such Property to another Person and the Company or a Significant Subsidiary leases it from such Person.
     “Senior Credit Facility” means the Debt represented by the Credit Agreement, dated as of October 11, 2005, by and among (i) the Company and certain of the Company’s Subsidiaries, as Borrowers, (ii) Bank of America, N.A., as Administrative Agent and Collateral Agent, (iii) Bank of America, N.A. and Citicorp North America, Inc., as Issuing Banks, (iv) Citicorp North America, Inc., as Syndication Agent, (v) Merrill Lynch Capital A Division of Merrill Lynch Business Financial Services Inc., as Documentation Agent, (vi) Bank of America Securities LLC, Citigroup Global Markets Inc., and Merrill Lynch Capital A Division of Merrill Lynch Business Financial Services Inc., as Joint Lead Arrangers and Joint Lead Bookrunners and (vii) the lenders named therein including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, or refinancing (including increasing the amount of borrowings or other Debt outstanding or available to be borrowed thereunder), all or any portion of the Debt, under such agreement, and any successor or replacement agreement or agreements with the same or any other agent, creditor, lender or group of creditors or lenders.
     “Significant Subsidiary” means any domestic Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.
     “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock or other interests (including partnership interests) is at the time owned or controlled, directly or indirectly, by:
     (a) such Person;
     (b) such Person and one or more Subsidiaries of such Person; or
     (c) one or more Subsidiaries of such Person.
     “Subsidiary Guarantee” means any Guarantee of the debt securities by any Subsidiary Guarantor.
     “Subsidiary Guarantor” means each domestic wholly-owned Subsidiary of the Company that executes the Indenture and each other domestic wholly-owned Subsidiary of the Company that thereafter provides a Subsidiary Guarantee of the debt securities pursuant to the terms of the Indenture, in each case until such Subsidiary Guarantor is released from its obligations under its Subsidiary Guarantee pursuant to the terms of the Indenture.
     “Tangible Assets” of any Person means, at any date, the gross value as shown by the accounting books and records of such Person of all its Property, both real and personal, less the net book value of (i) all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other Property reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.
     “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
Events of Default
     With respect to a series of debt securities, any one of the following events will constitute an “Event of Default” under the Indenture:

•	failure to make the payment of any interest on the debt securities of such series when the same becomes due and payable, and such failure continues for a period of 30 days;

•	failure to make the payment of any principal of, or premium, if any, on, any of the debt securities of such series when the same becomes due and payable at its stated maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

•	failure to deposit any sinking fund payment, when due, with respect to the debt securities of such series;

•	failure to comply with any other covenant or agreement in the debt securities of such series or in the Indenture (other than a failure that is the subject of the three immediately preceding bullet points) and such failure continues for 60 days after written notice is given to the Company as provided below;

•	the occurrence of a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt by the Company or any of its Subsidiaries (or any Debt guaranteed by the Company or any of its Subsidiaries if the Company or a Subsidiary does not perform its payment obligations under such guarantee within any grace period provided for in the documentation governing such guarantee), whether such Debt or guarantee existed on the date of the Indenture or was or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Debt prior to its stated maturity, and in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or that has been so accelerated, aggregates $50 million or more;

•	one or more judgments or orders that exceed $50 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuers or any Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 30 days of being entered;

•	the Company or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:
•	commences a voluntary insolvency proceeding;

•	consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

•	consents to the appointment of a custodian of it or for any substantial part of its Property; or

•	makes a general assignment for the benefit of its creditors;

•	or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Subsidiary into another Subsidiary or the Company other than as part of a credit reorganization, shall not constitute an Event of Default under this clause;
•	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
•	is for relief against the Company or any Significant Subsidiary or for any substantial part of its Property;

•	appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its Property;

•	orders the winding up or liquidation of the Company or any Significant Subsidiary; or

•	grants any similar relief under any foreign laws;
and in each such case the order or decree remains unstayed and in effect for 90 days;
•	any Subsidiary Guarantee of any debt securities of such series by a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or (b) any such Significant Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; and

•	any other Event of Default provided with respect to debt securities of that series.
     Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An Event of Default of one series of debt securities is not necessarily an Event of Default for any other series of debt securities. The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an Event of Default.
     A Default under the fourth and fifth bullet points above is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
     If an Event of Default with respect to the debt securities of any series (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company specified in the seventh and eighth bullet point above) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare to be immediately due and payable the principal amount of all the debt securities of such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default under either the seventh or eighth bullet point above shall occur, such amount with respect to all the debt securities of such series shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the debt securities of such series. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the debt securities of any series then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to such series, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.
     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities of any series, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the debt securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series.
     No holder of debt securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:
•	such holder has previously given to the Trustee written notice of a continuing Event of Default;

•	the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

•	the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.
However, such limitations do not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and premium, if any, or interest on such debt security on or after the respective due dates expressed in such Note.
Book-Entry Securities
     The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or other successor depository we appoint and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.
     DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
     Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.
     To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
     Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
     Neither DTC nor Cede & Co will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).
     Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC’s responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.
     A beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s account.

     DTC may discontinue providing its services as securities depository for the debt securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, if a successor securities depository is not obtained, then debt security certificates must be delivered.
     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.
     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for their accuracy.
Modification and Waiver
     We and the trustee may modify and amend the Indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither we nor the trustee may, however, modify or amend the Indenture without the consent of the holders of all debt securities affected if such action would:
•	extend the Stated Maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal amount of or rate of interest on any debt security, or any amount payable upon redemption thereof, except as provided in the Indenture or the debt securities of the applicable series;

•	reduce the amount of the principal of an Original Issue Discount Security that would be payable upon an acceleration of the maturity thereof;

•	change any place or currency of payment of principal of or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity on any debt security;

•	reduce the percentage or principal amount of outstanding debt securities of any series the consent of whose holders is necessary to modify or amend the Indenture or to waive compliance with certain provisions of or certain defaults under the Indenture;

•	waive an uncured default in the payment of principal of or interest on any debt security; or

•	modify certain provisions of the Indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each holder affected.
     The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by us with certain restrictive provisions of the Indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the Indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.
Consolidation, Merger and Sale of Assets
     We may not consolidate with or merge into any other Person or sell convey, transfer or lease or otherwise dispose of all or substantially all of our assets to any Person, unless:
•	either the Company shall be the continuing or surviving corporation or the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or otherwise, or which leases, all or substantially all of the assets of the Company shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and interest on the debt securities of each series and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; and

•	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.
     No Subsidiary Guarantor may consolidate with or merge with or into (unless such Subsidiary Guarantor is the surviving Person) another Person (other than another Subsidiary Guarantor) unless:
•	the Person formed by or surviving any such consolidation or merger (if other than a Subsidiary Guarantor or the Company) unconditionally assumes all of the obligations of such Subsidiary Guarantor under the debt securities and the Indenture, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, on the terms set forth herein or therein; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
Defeasance and Covenant Defeasance
     The Indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at our option, we:
•	will be discharged from any and all obligations in respect of the debt securities of that series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust; or

•	need not comply with certain restrictive covenants of the Indenture, including, among other things, those described in the section of the prospectus captioned, “—Certain Covenants,” and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, “—Event of Default” will no longer be an Event of Default, in each case, if we deposit, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that we designate, in accordance with the terms of the debt securities of that series.
     If we fail to comply with our remaining obligations under the Indenture after a defeasance of the Indenture with respect to the debt securities of any series as described under the second item of the first sentence of this section and the debt securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. We will, however, remain liable for those payments.
Concerning the Trustee
     A Trustee will be named under the Indenture. The Trustee may perform services for us in the ordinary course of business.
CAPITAL STOCK
     The following is a summary of the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as Exhibits 3.1 and 3.2, respectively, to this Registration Statement on Form S-3.
Common Stock

     Our amended and restated certificate of incorporation authorizes us to issue up to (i) 300,000,000 shares of Class A common stock, par value $.001 per share, and (ii) 100,000,000 shares of Class B common stock, par value $.001 per share. As of March 24, 2006, there were 43,307,633 shares of our Class A common stock and 29,901,662 million shares of our Class B common stock outstanding.
     Each holder of Class A common stock and Class B common stock is entitled to receive dividends as may be declared by our board of directors of from time to time out of assets or funds legally available for payment, subject to the holders of our preferred stock.
     Each holder of Class A common stock is entitled to one vote per share. Each holder of Class B common stock is entitled to ten votes per share. Subject to the rights, if any, of the holders of any series of preferred stock and subject to applicable law, all voting rights are vested in the holders of common stock. Holders of shares of common stock are not entitled to exercise any right of cumulative voting.
     In the event of a voluntary or involuntary liquidation, dissolution or winding up of GameStop, the holders of Class A common stock and Class B common stock will be entitled to share equally in any of the assets available for distribution after GameStop has paid in full all of its debts and after the holders of all series of GameStop’s outstanding preferred stock have received their liquidation preferences in full.
     The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive or preferential rights. Shares of common stock are not convertible into shares of any other class of capital stock. The Bank of New York is the transfer agent for the common stock. GameStop may from time to time engage another transfer agent for its stock as business circumstances warrant.
Preferred Stock
     Our amended and restated certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock, 500,000 of which are designated as “Series A junior preferred stock,” in one or more series, and to determine the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.
     Subject to the determination of our board of directors in any certificate or designation for a series of preferred stock, our preferred stock would generally have preference over common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of us.
     In connection with the Rights Agreement described below, our board of directors created a Series A junior preferred stock. No shares of Series A junior preferred stock are outstanding as of the date of this prospectus.
     Holders of Series A junior preferred stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for the purpose, payable in cash on the 30th day of each April, July, October and January in each year or such earlier date in any such month on which dividends on the common stock are payable.
     Each holder of Series A junior preferred stock is entitled to 10,000 votes per share on all matters submitted to a vote of our stockholders.
     In the event of a voluntary or involuntary liquidation, dissolution or winding up of us, the holders of Series A junior preferred stock will be entitled to receive $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared. After the full payment of the amount in the preceding sentence, no additional distributions shall be made to holders of Series A junior preferred stock unless the holders of common stock receive the Common Adjustment (as more fully described in our amended and restated certificate of incorporation). Following the payment of the Common Adjustment, holders of Series A junior preferred stock and holders of common stock will receive their ratable and proportionate share of the remaining assets to be distributed, on a per share basis.

Rights Agreement
     Under GameStop’s rights agreement, one right (a “Right”) is attached to each outstanding share of GameStop Class A common stock and each outstanding share of GameStop Class B common stock which will entitle the registered holder to purchase from GameStop one one-thousandth of a share of Series A junior preferred stock at a price of $100.00 per one one-thousandth of a share (the “Purchase Price”), subject to adjustment. The following summary is qualified in its entirety by reference to the complete text of the rights agreement attached as Exhibit 4.12 to this Registration Statement on Form S-3.
     Until the earlier to occur of (i) a public announcement that, without the prior consent of the board of directors of GameStop, a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the voting power of the outstanding shares of GameStop common stock (or an additional 5% or more of the voting power of the outstanding shares of GameStop common stock in the case of any Acquiring Person who beneficially owns 15% or more of the voting power of the outstanding shares of GameStop common stock as of the date of the rights agreement) or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the voting power of the outstanding shares of GameStop common stock (the earlier of such dates being called the Distribution Date), the Rights will be evidenced, with respect to any of the GameStop common stock certificates outstanding, by such GameStop common stock certificate.
     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the shares of GameStop common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new GameStop common stock certificates issued in connection with and after the mergers, upon transfer or new issuance of shares of GameStop common stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of GameStop common stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of GameStop common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the shares of GameStop common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 28, 2014 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by GameStop, in each case, as described below.
     The Purchase Price payable, and the number of one one-thousandth shares of preferred stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (ii) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then current market price of the preferred stock or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred stock) or of subscription rights or warrants (other than those referred to above).
     The number of outstanding Rights associated with each share of GameStop common stock and the voting and economic rights of each one one-thousandth of a share of preferred stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of GameStop common stock or a stock dividend on the shares of GameStop common stock payable in shares of GameStop common stock or subdivisions, consolidations or combinations of the shares of GameStop common stock occurring, in any such case, prior to the Distribution Date.
     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be null and void), will thereafter have the right to receive upon exercise of the Right and payment of the then current Purchase

Price that number of one one-thousandths of a share of preferred stock having a market value of two times that Purchase Price.
     In the event that, after the Distribution Date, GameStop is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times that Purchase Price.
     If GameStop does not have sufficient shares of preferred stock to satisfy such obligation to issue preferred stock, or if the board of directors so elects, GameStop shall deliver upon payment of the Purchase Price of a Right an amount of cash or shares of GameStop common stock or securities equivalent in value to the shares of preferred stock issuable upon exercise of a Right; provided that, if GameStop fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase shares of GameStop common stock and (y) the date on which GameStop’s right to redeem the Rights expires, GameStop must deliver, upon exercise of a Right but without requiring payment of the Purchase Price then in effect, shares of preferred stock (to the extent available) and cash equal in value to the difference between the value of the shares of preferred stock otherwise issuable upon the exercise of a Right and the Purchase Price then in effect. The board of directors may extend the 30 day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional shares of preferred stock to permit the issuance of preferred stock upon the exercise in full of the Rights.
     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of the outstanding shares of GameStop common stock and prior to the acquisition by such person or group of 50% or more of the voting power of the outstanding shares of GameStop common stock, the board of directors of GameStop may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one one-thousandth of a share of preferred stock or one share of GameStop common stock per Right (subject to adjustment).
     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of preferred stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of preferred stock) and in lieu thereof, an adjustment in cash will be made, based on the market price of the preferred stock on the last trading day prior to the date of exercise. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of the outstanding shares of GameStop common stock, the board of directors of GameStop may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
     The preferred stock purchasable upon the exercise of the Rights will be nonredeemable and junior to any other series of preferred stock GameStop may issue (unless otherwise provided in the terms of such stock). Each share of preferred stock will be entitled to a preferred dividend equal to the greater of (a) $1.00 or (b) 1,000 times any dividend declared on the shares of GameStop common stock. In the event of liquidation, the holders of preferred stock will receive a preferred liquidation payment equal to $1,000 per share of preferred stock, plus an amount equal to accrued and unpaid dividends and distributions thereon. Each share of preferred stock will have 10,000 votes, voting together with the shares of GameStop common stock. Notwithstanding the immediately preceding sentence, in the event that dividends on the preferred stock shall be in arrears in an amount equal to six quarterly dividends thereon, holders of the preferred stock shall have the right, voting as a class, to elect two of GameStop’s directors. In the event of any merger, consolidation or other transaction in which shares of GameStop common stock are exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount and type of consideration received per share of GameStop common stock. The rights of the preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of preferred stock in integral multiples of one one-thousandth of a share of preferred stock will be issuable. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.
     The terms of the Rights may be amended by the board of directors of GameStop without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its affiliates and associates).
     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of GameStop, including, without limitation, the right to vote or to receive dividends.
     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire GameStop without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights generally should not interfere with any merger or other business combination approved by the board of directors.
Anti-Takeover Provisions
Amended and Restated Certificate of Incorporation
Our amended and restated certificate of incorporation (“certificate of incorporation”) and amended and restated by-laws (“by-laws”) may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. Our certificate of incorporation contains a provision expressly stating that we are not subject to Section 203 of the Delaware General Corporation Law, which would otherwise restrict certain transactions with an interested stockholder.
Classified Board of Directors
     Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board of directors are to be elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.
Stockholder Action; Special Meeting Of Stockholders
     Our by-laws and certificate of incorporation further provide that special meetings of our stockholders may be called only by the Chairman of the Board of directors or a majority of the board of directors.
Authorized But Unissued Shares
     The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
SUBSCRIPTION RIGHTS
     We may issue subscription rights to purchase debt securities, preferred stock, Class A common stock, Class B common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
     The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:
•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, Class A common stock, Class B common stock or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of debt securities, preferred stock, Class A common stock, Class B common stock or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.
     The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information” on page 4. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.
WARRANTS
     We may issue warrants to purchase debt securities, preferred stock, Class A common stock, Class B common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
     The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:
•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, preferred stock, Class A common stock, Class B common stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.
     The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.
STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
     We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our Class A common stock, Class B common stock or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of Class A common stock, Class B common stock or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract, (b) warrants, and/or (c) debt securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or common stock), that would secure the holders’ obligations to purchase or to sell, as the case may be, Class A common stock, Class B common stock or preferred stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.
     The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the stock purchase contracts and stock purchase units.
DEPOSITARY SHARES
     The following description of the terms of the depositary shares sets forth certain general terms and provisions of depositary shares to which any prospectus supplement may relate. Particular terms of the depositary shares offered by any prospectus supplement, and the related deposit agreement and depositary receipt, and the extent, if any, to which such general provisions may apply to that deposit agreement, depositary shares and depositary receipt, will be described in the prospectus supplement relating to those depositary shares. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the applicable deposit agreement, which will be in the form filed or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of those depositary shares, as well as our amended and restated certificate of incorporation or any certificate of designation describing the applicable series of preferred stock.

General
     We may, at our option, elect to offer fractional interests in shares of a series of preferred stock as depositary shares, rather than full shares of preferred stock. In such event, we will issue depositary receipts for those depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the related prospectus supplement.
     Shares of any series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement, between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50 million. We refer to this entity as a Preferred Stock Depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the Preferred Stock Depositary with respect to those depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all of the rights, preferences and privileges of the preferred stock represented thereby (including dividend, voting, conversion, exchange, redemption, and liquidation rights, if any).
     Depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of preferred stock as described in the applicable prospectus supplement.
Dividends and Other Distributions
     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a series of preferred stock to the record holders of depositary receipts relating to that preferred stock in proportion, insofar as possible, to the number of the depositary receipts owned by those holders on the relevant record date (subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary). The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance not so distributed will be held by the Preferred Stock Depositary and added to and treated as part of the next sum received by such Preferred Stock Depositary for distribution to record holders of depositary shares then outstanding.
     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of depositary shares entitled thereto, in proportion to the number of such depositary shares owned by those holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the public or private sale of such property and distribution of the net proceeds therefrom to holders of depositary shares.
     The amount so distributed to record holders of depositary receipts in any of the foregoing cases will be reduced by any amount required to be withheld by us or the Preferred Stock Depositary on account of taxes. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares.
Redemption of Depositary Shares
     If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from redemption, in whole or in part, of such class or series of preferred stock held by the Preferred Stock Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and other amounts per share, if any, payable in respect of such class or series of preferred stock. Whenever we redeem preferred stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the Preferred Stock Depositary.
     After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares with respect to those depositary shares will cease, except the right to receive the redemption price upon that redemption. Any funds deposited by us with the Preferred Stock Depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date those funds are so deposited.
Voting the Preferred Stock
     Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in the notice of meeting to record holders of the depositary receipts evidencing the depositary shares of such class or series of preferred stock. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the related class or series of preferred stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by those depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing those shares of preferred stock. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is taken in good faith and does not result from the negligence or willful misconduct of the Preferred Stock Depositary.
Liquidation Preference
     In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of related preferred stock as set forth in the related prospectus supplement.
Conversion and Exchange of Preferred Stock
     If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable prospectus supplement relating thereto, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by those depositary receipts pursuant to the terms thereof.
Amendment and Termination of the Deposit Agreement
     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the Preferred Stock Depositary. However, amendments, if any, which materially and adversely alter the rights of holders of depositary receipts or that would be materially and adversely inconsistent with the rights of holders of the underlying preferred stock, will be ineffective unless the amendment has been approved by holders of at least a majority of the depositary shares then outstanding under the deposit agreement. Every holder of outstanding depositary receipts at the time the amendment, if any, becomes effective will be deemed, by continuing to hold its depositary receipts, to consent to the amendment and to be bound by the applicable deposit agreement as amended thereby.
     We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the Preferred Stock Depositary if a majority of each class or series of preferred stock subject to the deposit agreement consents to its termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by those depositary receipts, together with any other property held by the Preferred Stock Depositary with respect to those depositary receipts. Additionally, a deposit agreement will automatically terminate if:
•	all outstanding depositary shares related thereto have been redeemed;

•	there has been a final distribution in respect of the preferred stock underlying those depositary shares in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts; or

•	each share of related preferred stock has been converted into our capital stock not so represented by depositary shares.
Charges of Depositary
     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay the Preferred Stock Depositary’s fees and charges in connection with the initial deposit of the preferred stock and initial issuance of depositary receipts and any redemption or conversion of the preferred stock. Holders of depositary receipts will pay all other transfer and other taxes, governmental charges and fees and charges of the Preferred Stock Depositary that are not expressly provided for in the deposit agreement.
Resignation and Removal of Depositary
     A Preferred Stock Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove any Preferred Stock Depositary. Any such resignation or removal will take effect upon the appointment of a successor Preferred Stock Depositary and that successor Preferred Stock Depositary’s acceptance of the appointment. The successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
Miscellaneous
     The Preferred Stock Depositary will forward all reports and communications which we deliver to the Preferred Stock Depositary and which we are required or otherwise determine to furnish to holders of the preferred stock.
     Neither we nor any Preferred Stock Depositary will be liable if we are or it is prevented or delayed by law or any circumstance beyond our or its control in performing our or its obligations under a deposit agreement. Our obligations and the obligations of any Preferred Stock Depositary under a deposit agreement will be limited to performing in good faith our and its respective duties thereunder (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct excepted. We and any Preferred Stock Depositary will not be obligated under the deposit agreement to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of any preferred stock represented thereby unless satisfactory indemnity is furnished. We and the Preferred Stock Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed and presented by the proper party or parties.
PLAN OF DISTRIBUTION
     We may sell the securities being offered hereby in one or more of the following four ways:
•	directly to purchasers;

•	through agents;

•	through underwriters; or

•	through dealers.
     We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we or our trust subsidiaries must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.
     If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.
     Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
     In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities, the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
     Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.
LEGAL MATTERS
     In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104 and for any underwriters or agents by counsel named in the applicable prospectus supplement. Michael N. Rosen, a partner at Bryan Cave LLP, is a director and Secretary of the Company.
EXPERTS
     The audited consolidated financial statements and schedule of GameStop incorporated in this prospectus by reference to GameStop’s Annual Report on Form 10-K, as of January 28, 2006 and January 29, 2005, and for the 52-week periods ended January 28, 2006, January 29, 2005 and January 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006, have been incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of the that firm as experts in accounting and auditing.

GAMESTOP CORP.
Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Class A Common Stock
Class B Common Stock
Subscription Rights
Warrants
Stock Purchase Contracts
Depositary Shares
Stock Purchase Units

PROSPECTUS

April 10, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table itemizes the expenses incurred by GameStop in connection with the offering of the securities being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Registration Fee — Securities and Exchange Commission	32,815
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	5,000
Miscellaneous	2,185

TOTAL	65,000
Item 15. Indemnification of Directors and Officers
     Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.
     The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

     The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
     GameStop’s amended and restated certificate of incorporation authorizes the corporation to indemnify all persons to the fullest extent permitted by law. The amended and restated bylaws of GameStop require GameStop to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or an officer of GameStop or is or was serving at the request of GameStop as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. The amended and restated bylaws provide that GameStop will indemnify such a director or officer who initiates an action, suit or proceeding only if the action, suit or proceeding was authorized by the board of directors of GameStop.
Item 16. Exhibits
     (a) Exhibits:
1.1	Form of Underwriting Agreement.*

4.1	Form of Indenture.

4.2	Form of Indenture Security (included in Exhibit 4.1).

4.3	Form of specimen Stock Certificate for Registrant’s Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on October 3, 2005 (Registration No. 333-125161)).

4.4	Form of specimen Stock Certificate for Registrant’s Class B Common Stock (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A filed on October 3, 2005 (Registration No. 333-125161)).

4.5	Form of Preferred Stock Certificate.*

4.6	Form of Warrant Agreement and Warrant Certificate.*

4.7	Form of Purchase Contract Agreement.*

4.8	Form of Subscription Rights Certificate.*

4.9	Form of Deposit Agreement.*

4.10	Form of Depositary Share (included in Exhibit 4.9).

4.11	Form of Unit Agreement.*

4.12	Rights Agreement dated as of June 27, 2005, between the Company and The Bank of New York, which includes as an exhibit the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on July 8, 2005 (Registration No. 333-125161)).

5.1	Opinion of Bryan Cave LLP as to the legality of securities being registered.

12.1	Statement of computation of ratios of earnings to fixed charges.*

23.1	Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP.

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.*

*	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.

Item 17. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on the 10th day of April, 2006.

GameStop Corp.
By:	/s/ R. Richard Fontaine
R. Richard Fontaine
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each and any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 10, 2006

/s/ Robert A. Lloyd Robert A. Lloyd	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 10, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	Vice Chairman and Chief Operating Officer and Director	April 10, 2006

/s/ Michael N. Rosen Michael N. Rosen	Secretary and Director	April 10, 2006

/s/ Jerome L. Davis Jerome L. Davis	Director	April 10, 2006

/s/ James J. Kim James J. Kim	Director	April 10, 2006

Name	Capacity	Date

/s/ Leonard Riggio Leonard Riggio	Director	April 10, 2006

/s/ Stephanie M. Shern Stephanie M. Shern	Director	April 10, 2006

/s/ Stanley P. Steinberg	Director	April 10, 2006
Stanley P. Steinberg

/s/ Gerald R. Szczepanski	Director	April 10, 2006
Gerald R. Szczepanski

/s/ Edward A. Volkwein	Director	April 10, 2006
Edward A. Volkwein

/s/ Lawrence S. Zilavy	Director	April 10, 2006
Lawrence S. Zilavy

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

4.1	Form of Indenture.

4.2	Form of Indenture Security (included in Exhibit 4.1).

4.3	Form of specimen Stock Certificate for Registrant’s Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on October 3, 2005 (Registration No. 333-125161)).

4.4	Form of specimen Stock Certificate for Registrant’s Class B Common Stock (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A filed on October 3, 2005 (Registration No. 333-125161)).

4.5	Form of Preferred Stock Certificate.*

4.6	Form of Warrant Agreement and Warrant Certificate.*

4.7	Form of Purchase Contract Agreement.*

4.8	Form of Subscription Rights Certificate.*

4.9	Form of Deposit Agreement.*

4.10	Form of Depositary Share (included in Exhibit 4.9).

4.11	Form of Unit Agreement.*

4.12	Rights Agreement dated as of June 27, 2005, between the Company and The Bank of New York, which includes as an exhibit the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on July 8, 2005 (Registration No. 333-125161)).

5.1	Opinion of Bryan Cave LLP as to the legality of securities being registered.

12.1	Statement of computation of ratios of earnings to fixed charges.*

23.1	Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP.

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.*

*	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.